EXCELSIOR INCOME SHARES,INC. DFAN14A
Filing Date: 9/7/01


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 TYPE:  DFAN14A
 SEQUENCE:  1


SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant  [     ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[  ] Preliminary Proxy Statement     [  ]  Confidential, For Use of the
                                            Commission Only (as permitted
                                            by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[ X ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
          240.14a-12


EXCELSIOR INCOME SHARES, INC.
------------------------------------------------------------------------
(Name of Registrant as Specified in its Charter)

Ralph W. Bradshaw
------------------------------------------------------------------------

Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

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Ralph W. Bradshaw
One West Pack Square, Suite 1650
Asheville, NC 28801
Phone (828) 255-4833    FAX (828) 210-8183


Dear Fellow Shareholder of Excelsior Income Shares, Inc,

The management of our Fund has offered no adequate response to my position supporting the will of a majority, should they vote to receive Net Asset Value ("NAV"). Instead, they have chosen to cloud the issues presented in my opposing proxy by resorting to ridicule, to legal hair-splitting, and even to misrepresentation. Let me clarify the issues to help you make an informed decision on the future of your investment in our Fund.

I believe that the majority voice should be heard and acted on with due haste. The current Fund management offers only an alternative for which passage is likely to fall short, and I believe has been designed to fail. In response to shareholder concerns about the discount to NAV, the current management offered an option to liquidate the Fund. Some options, like one represented by the Shareholder Value Proposal which I intend to introduce at the meeting, would only require support of a majority of the outstanding shares. However, I believe that the Board insisted on a super-majority vote by choosing a proposal that requires the support of 2/3 of all outstanding shares, which is very difficult to achieve. As if this were not enough to defeat the issue, the Board did not even recommend its own proposal. I believe that the current management is simply trying to reach a quorum to stay entrenched.


Management of our Fund will change, regardless of this contest, because the investment advisor apparently desires to terminate its relationship with the Fund. At my own expense, I have given shareholders a choice between change that only maintains the business-as-usual attitude of the current management and change for the better. My candidates for the Board are committed to follow the wishes of the majority vote of shareholders.

- If the liquidation proposal passes, we will work to implement it as quickly and effectively as possible.

- If a majority favors liquidation but the vote is not sufficient to pass the liquidation proposal, we will work to provide net asset value to those shareholders who want it as soon as possible.

Your vote is important - support the GREEN proxy

To enable us to vote your shares on these issues, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE PRE-PAID ENVELOPE THAT HAS BEEN PROVIDED

You may vote on all proposals included on the Fund's WHITE ballot by using the enclosed GREEN proxy card. If you have already returned the WHITE proxy card sent to you by the Fund, you may revoke that proxy and vote for our nominees and proposal by marking, signing, dating, and mailing a later dated GREEN proxy card. AFTER SUBMITTING A GREEN PROXY CARD, PLEASE DO NOT RETURN A WHITE PROXY CARD (EVEN IF YOU ARE VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT). DOING SO WILL REVOKE YOUR GREEN PROXY CARD.

Thank you for taking the time to help decide the future of your investment in the Fund. If I may answer any questions, please call me at (828) 255-4833.

Sincerely,


Ralph W. Bradshaw